EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (333-237151 and 333-237150) of Partners Bancorp of our report dated March 30, 2021, relating to the consolidated financial statements of Partners Bancorp, appearing in the Annual Report on Form 10-K of Partners Bancorp for the year ended December 31, 2020.

/s/ Yount, Hyde & Barbour, P.C.

Richmond, Virginia

March 30, 2021